Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-181526 and 333-149190 on Form S-8 and Registration Statement No. 333-181531 and 333-193206 on Form S-3 of BreitBurn Energy Partners L.P. of our report dated February 21, 2014 relating to the statement of revenues and direct operating expenses of Acquired Lynden USA Inc. Properties for the year ended December 31, 2012 appearing in this Current Report on Form 8-K/A of BreitBurn Energy Partners, L.P.

/s/ Johnson Miller & Co., CPA’s PC

Midland, Texas

February 27, 2014